Exhibit 99(a)(3)

RBC Funds Trust

Officer’s Certificate

THE UNDERSIGNED, Secretary of RBC Funds Trust (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following resolutions changing the name of the Trust and certain of the series of the Trust (effective November 24, 2009), and creating additional series of the Trust (effective October 15, 2009), were duly adopted by written consent of the Trustees dated as of October 15, 2009, all in accordance with the laws of the State of Delaware and pursuant to Article VIII, Section 6 of the Agreement and Declaration of Trust of the Trust:

Name Change of the Trust and Certain of the Series of the Trust

RESOLVED, that a change in the name of the Trust from “Tamarack Funds Trust” to “RBC Funds Trust” be, and hereby is, authorized and approved; and it is

FURTHER RESOLVED, that changes in the designations of certain series of shares of the Trust in accordance with the following table be, and hereby are, authorized and approved:

Old Name	New Name
Tamarack Mid Cap Growth Fund	RBC Mid Cap Growth Fund
Tamarack Enterprise Fund	RBC Enterprise Fund
Tamarack Small Cap Core Fund	RBC Small Cap Core Fund
Tamarack Microcap Value Fund	RBC Microcap Value Fund

; and it is

FURTHER RESOLVED, that the redesignation of the series of the Trust in the foregoing resolution is consistent with the fair and equitable treatment of shareholders of such series and shareholder approval is not required under the Investment Company Act of 1940 or other applicable law; and it is

FURTHER RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to take such actions as they, in consultation with counsel, shall deem necessary or appropriate to implement the foregoing resolutions effective on or about November 24, 2009, or such other date as they shall determine, including the preparation and execution of any additional documents, certificates and other papers, such as amendments to the Trust’s Certificate of Trust (which may be executed by a Trustee), Agreement and Declaration of Trust, By-Laws, registration statement or marketing materials, the filing of such documents as may be necessary with the U.S. Securities and Exchange Commission (the “SEC”), state regulators, self-regulatory organizations or other appropriate authorities and amending certain agreements into which the Trust has entered.

Establishment and Designation of the Mid Cap Value Fund

RESOLVED, that pursuant to Sections 1 and 6 of Article III of the Trust Instrument, the further division of shares of beneficial interest of the Trust into a distinct series, to be named RBC Mid Cap Value Fund (the “New Series”), and the further division of the New Series into one new class of shares to be named Class I shares, or such other name as the proper officers of the Trust determine in their discretion to use, and the creation, establishment and designation of the New Series be, and hereby is, approved; and it is

FURTHER RESOLVED, that said New Series be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and it is

FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing, such determination to be conclusively evidenced by such actions.

Establishment and Designation of Nine New Institutional Fixed Income Pool Series

RESOLVED, that pursuant to Sections 1 and 6 of Article III of the Trust Instrument, the further division of shares of beneficial interest of the Trust into nine distinct series, to be named RBC U.S. Long Duration Core Fixed Income Fund, RBC U.S. Long Duration Corporate Fixed Income Fund, RBC U.S. Investment Grade Corporate Fixed Income Fund, RBC U.S. High Yield Corporate Fixed Income Fund, RBC U.S. PRiSM-Short Government/Agency Fixed Income Fund, RBC U.S. PRiSM-Mid Government/Agency Fixed Income Fund, RBC U.S. PRiSM-Long Government/Agency Fixed Income Fund, RBC Inflation-Linked Fixed Income Fund and RBC Non-Agency Mortgage Backed Securities Fixed Income Fund (each a “New Institutional Pool”), and the creation, establishment and designation of each New Institutional Pool be, and hereby is, approved; and it is

FURTHER RESOLVED, that each New Institutional Pool be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and it is

FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing, such determination to be conclusively evidenced by such actions.

Implementing Resolution

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and directed to execute and deliver any and all documents and take any and all other action as may be necessary or appropriate in order to effectuate the foregoing resolutions; and that the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Trust and the approval and ratification by the Trust of the papers and documents so executed and the action so taken.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 22nd day of December, 2009.

RBC Funds Trust

By:	/s/ Lee Greenhalgh
Lee Greenhalgh Secretary